Exhibit 99.1

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Boulder Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com Douglas A. Fellman Partner 202.637.5714 douglas.fellman@hoganlovells.com April 21, 2025 BY ECF The Honorable Margo K. Brodie United States District Judge Eastern District of New York United States Courthouse 225 Cadman Plaza East Brooklyn, NY 11201 RE: SEC v. GPB Capital Holdings LLC, et al., No. 21-cv-00583-MKB-VMS Dear Chief Judge Brodie: We represent the Court-appointed receiver, Joseph T. Gardemal III, in the above-referenced matter. Pursuant to Paragraph 45 of this Court’s December 8, 2023 order establishing the Receivership in this matter, we are respectfully submitting Receiver Joseph T. Gardemal III’s Second Status Report, for the Period January 1, 2025, through March 31, 2025 (“Second Status Report”). The Second Status Report is attached to this letter as Exhibit A. Respectfully submitted, HOGAN LOVELLS US LLP By: _________________ Douglas A. Fellman Counsel to Joseph T. Gardemal III, Receiver Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 1 of 26 PageID #: 6457

Exhibit A Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 2 of 26 PageID #: 6458

Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 3 of 26 PageID #: 6459

UNITED STATES DISTRICT COURT
EASTERN DISTRICT OF NEW YORK

SECURITIES AND EXCHANGE COMMISSION,	:	
Plaintiff,	:	
-against-	:	**21-cv-00583-MKB-VMS**
GPB CAPITAL HOLDINGS, LLC; ASCENDANT CAPITAL, LLC; ASCENDANT ALTERNATIVE STRATEGIES, LLC; DAVID GENTILE; JEFFRY SCHNEIDER; and JEFFREY LASH,	:	
Defendants.	:	

RECEIVER JOSEPH T. GARDEMAL III'S SECOND STATUS REPORT,
<u>FOR THE PERIOD JANUARY 1, 2025, THROUGH MARCH 31, 2025</u>

Joseph T. Gardemal III was appointed the Receiver ("Receiver") of GPB Capital Holdings, LLC ("GPB" or the "Company") and the Receivership Entities[1] pursuant to the Order Appointing Receiver and Imposing Litigation Injunction, entered on December 8, 2023. See *SEC v. GPB Capital Holdings, LLC, et al.*, No. 21-cv-00583 (E.D.N.Y. Dec. 8, 2023), Dkt. No. 187 (the

[1] The "Receivership Entities" are Armada Waste Management GP, LLC (fka GPB Waste Management GP, LLC); Armada Waste Management, LP (fka GPB Waste Management, LP); Armada WM SLP, LLC (fka GPB WM SLP, LLC); GPB Auto SLP, LLC; GPB Automotive Income Fund, LTD.; GPB Automotive Income Sub-Fund, LTD.; GPB Automotive Portfolio, LP; GPB Capital Holdings, LLC; GPB Cold Storage, LP; GPB H2 SLP, LLC; GPB H3 SLP, LLC; GPB Holdings II, LP; GPB Holdings III GP, LLC; GPB Holdings III, LP; GPB Holdings Qualified, LP; GPB Holdings, LP; GPB NYC Development, LP; GPB NYCD SLP LLC; GPB SLP, LLC; and Highline Management Inc.

-1-

-2- “Receivership Order”). Mr. Gardemal submits this Second Status Report (“Second Status Report” or “Report”) pursuant to paragraph 45 of the Receivership Order. By way of summary, the Receivership Estate consists of, among other things, the Receivership Entities and their holdings, including all assets, property, rights, and interests owned or controlled by those entities. As of March 31, 2025, the current cash2 balance of the Receivership Estate was $1,118,825,845. 3 This Report, which covers the period from January 1, 2025, through March 31, 2025, 4 provides an accounting of the Receivership Estate and discusses certain actions the Receiver has taken or will take pursuant to the Receivership Order to prudently manage the assets entrusted to him. I. Background A. Procedural History On February 4, 2021, the United States Securities and Exchange Commission (the “SEC”) filed a civil law enforcement action against GPB, Ascendant Capital, LLC (“Ascendant Capital”), Ascendant Alternative Strategies, LLC (“AAS”), David Gentile (“Gentile”), Jeffry Schneider 2 For the purposes of this Report, the term “cash” refers to both cash and cash equivalents, unless otherwise specified. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash (e.g., treasury bills, commercial paper, and money market funds). Cash reported at Receivership Entities does not include cash at portfolio companies or non-reporting entities of approx. $6.9 million. 3 All financial data is calculated as of March 31, 2025. 4 The first status report covered the period from December 3, 2024, to January 17, 2025, in terms of receivership accomplishments; however, all data presented in the first status report related solely to the period from December 3 to December 31, 2024. Accordingly, this Second Status Report covers the period from January 1 to March 31, 2025, and presents information that is incremental to the first status report. Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 4 of 26 PageID #: 6460

-3- (“Schneider”), and Jeffrey Lash (“Lash”) (collectively, the “Defendants”) in the United States District Court for the Eastern District of New York (the “SEC Complaint”). 5 The SEC Complaint alleged that the Defendants perpetrated a fraudulent securities scheme that raised more than $1.7 billion for at least five limited partnership funds from approximately 17,000 retail investors.6 The limited partnership funds acquired various portfolio companies (the “GPB Portfolio Companies”) that were operated by GPB.7 Specifically, the SEC Complaint alleged that while GPB had told investors it consistently paid an 8% annualized distribution, as well as periodic “special distributions” ranging from 0.5% to 3%, from the funds generated by the operations of the GPB Portfolio Companies, in reality, GPB used investor funds to pay distributions when the operating funds were insufficient.8 Further, the SEC Complaint alleged that the Defendants concealed the truth from investors by manipulating financial statements for two of the limited partnership funds to give the false appearance that the portfolio company income was sufficient to fund the investor distributions.9 The SEC Complaint also alleged that GPB and Ascendant Capital deceived investors about fees and compensation paid to Gentile, Schneider, and Ascendant Capital, and failed to disclose Gentile’s and Schneider’s conflicts of interest in executing acquisitions because of undisclosed fees. 10 Finally, the SEC Complaint alleged that GPB impeded former employees from communicating directly with the SEC and retaliated against a 5 Complaint, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 1. 6 SEC Complaint ¶¶ 2-3. 7 SEC Complaint ¶ 2. 8 SEC Complaint ¶¶ 2-4. 9 SEC Complaint ¶ 4. 10 SEC Complaint ¶ 5. Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 5 of 26 PageID #: 6461

-4- known whistleblower who raised concerns about GPB’s use of investor funds to make distribution payments to investors.11 On the basis of this alleged conduct, the SEC charged that the Defendants (other than Lash) had violated antifraud provisions of Section 17(a) of the Securities Act of 1933 (the “Securities Act”), and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”). 12 The SEC also alleged that GPB and Gentile violated antifraud provisions of Sections 206(1) and 206(2) of the Investment Advisers Act of 1940 (the “Advisers Act”), and that GPB violated Section 206(4) of the Advisers Act. 13 The SEC also alleged that GPB violated whistleblower-protection and reporting and disclosure requirements under Sections 21F and 12(g) of the Exchange Act.14 The SEC further alleged that Gentile and Schneider aided and abetted certain antifraud violations by the entity defendants pursuant to Section 15(b) of the Securities Act, and Section 20(e) of the Exchange Act.15 Finally, the SEC alleged various aiding and abetting antifraud violations by Lash.16 The SEC sought permanent injunctions against each Defendant, disgorgement of Defendants’ ill-gotten gains, together with prejudgment interest, and civil penalties.17 On February 4, 2021, the same day that the SEC filed its civil enforcement action, the United States District Court for the Eastern District of New York unsealed a grand jury indictment 11 SEC Complaint ¶ 7. 12 SEC Complaint ¶¶ 9-14. 13 SEC Complaint ¶¶ 9, 12. 14 SEC Complaint ¶ 9. 15 SEC Complaint ¶¶ 12-13. 16 SEC Complaint ¶ 14. 17 SEC Complaint ¶ 17. Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 6 of 26 PageID #: 6462

-5- charging Gentile, Schneider, and Lash with conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud, and Gentile and Lash with wire fraud (the “Indictment”). 18 Specifically, the Indictment alleged that between 2015 and 2018, Gentile, Schneider, Lash, and others engaged in a scheme to defraud investors and prospective investors in GPB investment funds through material misrepresentations and omissions relating to, among other things: (a) the source of funds used to pay monthly distribution payments to investors in several of the GPB investment funds, including GPB Holdings, LP, (“Holdings I”), and GPB Holdings II, LP (“Holdings II”), and (b) the revenue generated by Holdings I in 2014 and GPB Automotive Portfolio, LP (“Automotive Portfolio”) in 2015.19 The Indictment alleged that in furtherance of this fraudulent scheme, Gentile, Schneider, Lash, and others made material misrepresentations and omissions to investors and prospective investors in certain of the GPB investment funds. 20 On February 8, 2021, the SEC moved for the appointment of an independent monitor (the “Monitor”) to oversee the operations of GPB and its affiliates.21 On February 12, 2021, now-Receiver Joseph T. Gardemal III was appointed as the Monitor over GPB pursuant to an order entered by the Honorable Margo K. Brodie, United States District Judge for the Eastern District of New York (the “Initial Order”).22 GPB consented to the Initial Order. 23 On April 14, 2021, the 18 See Unsealing Order, USA v. Gentile, et. al., Case No. 21-cr-00054 (E.D.N.Y.), ECF No. 5; Indictment, USA v. Gentile, et. al., Case No. 21-cr-00054 (E.D.N.Y.), ECF No. 1. 19 Indictment ¶ 15. 20 Indictment ¶ 16. 21 Plaintiff’s Application for Order to Show Cause, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 10. 22 Order, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 23. 23 See SEC’s Letter re: Application for Order to Show Cause to inform Court of parties’ agreement to terms of proposed Order Appointing Monitor, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 21. Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 7 of 26 PageID #: 6463

-6- Initial Order was amended (the “Amended Order,” and together with the Initial Order, the “Monitor Order”). The Monitor Order provided that, among other things, the Monitor had the power to approve or disapprove: any proposed material corporate transactions by GPB, Highline Management, Inc. (“Highline”), the GPB Funds, 24 or the GPB Portfolio Companies; 25 any extension of credit by GPB, Highline, the GPB Funds, or the GPB Portfolio Companies; any material change in business strategy by GPB, Highline, the GPB Funds, or the GPB Portfolio Companies; any material change to compensation of any executive officer, affiliate, or related party of GPB, Highline, the GPB Funds, or the GPB Portfolio Companies; any retention by GPB, Highline, the GPB Funds, or the GPB Portfolio Companies of any management-level professional; any decision to resume distributions to investors in any of the GPB Funds, consistent with the investment objectives of the GPB Funds; and any decision to prepare for, file, or cause to be filed, any bankruptcy or receivership petition for GPB or its affiliates.26 The Monitor Order also provided that if the Monitor believes GPB is in some way not materially in compliance with the terms of this Order, upon notice of noncompliance to GPB, GPB shall have ten business days in which to cure any claimed material noncompliance (the “Cure Period”) and that, “[i]f GPB does not comply 24 As defined in Exhibit B to the Amended Order, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 39. 25 As defined in Exhibit A to the Amended Order, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 39. 26 Amended Order, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 39 ¶ 6. Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 8 of 26 PageID #: 6464

-7- with the above provisions and does not make requested changes within the Cure Period, upon motion of the SEC resulting in a Court Order, the Monitorship shall convert to a Receivership.”27 B. Conversion from Monitorship to Receivership On May 29, 2022, Mayer Brown LLP, counsel to GPB, informed the Monitor that Gentile had documents delivered to the Company reflecting that Gentile had purported to take actions, as of May 27, 2022, (i) expanding the number of managers of the Company from one to four and appointing each of Rick Murphy, Michael Fasano, and Matt Judkin as managers, and (ii) amending the limited liability company agreement of the Company to, among other things, provide for new compensation arrangements with respect to non-employee managers (collectively, the “May 27, 2022 Purported Actions”).28 On May 31, 2022, the Monitor provided formal notice to GPB that the May 27, 2022 Purported Actions, among other things, violated Sections 6(d) and 6(e) of the Monitor Order (the “Material Non-Compliance”), which meant that the Company had ten business days in which to cure the Material Non-Compliance, and that if such cure did not occur within ten business days, then the Monitorship would be converted to a Receivership pursuant to Sections 20 and 21 of the Monitor Order. 29 27 Amended Order, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 39 ¶ 21. 28 SEC’s Memorandum of Law in Support of Its Motion for an Order Appointing a Receiver and Imposing a Litigation Injunction, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 89 at 5; Declaration of the Monitor, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 90 ¶ 18. 29 Declaration of the Monitor, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 90 ¶ 22. See also Amended Order, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 9 of 26 PageID #: 6465

-8- On June 13, 2022, following the notice provided by the Monitor and pursuant to the remedies provided for in Section 21 of the Monitor Order, the SEC filed a motion to request the conversion of the Monitorship to a Receivership as a result of the continuing violations of the Monitor Order. 30 On July 1, 2022, GPB filed a memorandum in response to the SEC’s motion for the appointment of a receiver, stating that the Company consented to the relief sought by the SEC.31 On July 28, 2023, the Honorable Vera M. Scanlon, United States Magistrate Judge for the Eastern District of New York, issued a Report and Recommendation that recommended that the SEC’s motion to convert the Monitorship to a Receivership and for the imposition of a litigation injunction be granted. 32 On September 8, 2023, Gentile and Schneider filed objections to Magistrate Judge Scanlon’s Report and Recommendation with Chief Judge Margo K. Brodie, the District Court Judge overseeing the SEC case.33 Two weeks later, on September 22, 2023, the SEC and GPB filed (E.D.N.Y.), ECF No. 39 ¶ 20 (If the Monitor believes GPB is in some way not materially in compliance with the terms of this Order, upon notice of noncompliance to GPB, GPB shall have 10 business days in which to cure any claimed material noncompliance (the “Cure Period”)); ¶ 21 (“If GPB does not comply with the above provisions and does not make requested changes within the Cure Period, upon motion of the SEC resulting in a Court Order, the Monitorship shall convert to a receivership. GPB shall be afforded an opportunity to oppose any such application by the SEC before conversion to a receivership.”). 30 Plaintiff’s Application for Order to Show Cause, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 88. 31 Defendant GPB’s Memorandum in Response to the SEC’s Motion for an Order Appointing a Receiver and Imposing a Litigation Injunction, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 101. 32 Report and Recommendation, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 157 at 33. 33 Defendant’s Objection, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 167; Defendant’s Objection, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 168. Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 10 of 26 PageID #: 6466

-9- responses to the objections, in which they asked Chief Judge Brodie to reject the objections and accept Magistrate Judge Scanlon’s recommendations.34 On December 7, 2023, Chief Judge Brodie entered an Order adopting the Report and Recommendation. 35 The next day, Chief Judge Brodie entered the Receivership Order, which (i) converted the Monitorship into a Receivership and converted Mr. Gardemal’s role from Monitor to Receiver over GPB and related entities, and (ii) imposed a litigation injunction.36 On December 12, 2023, Gentile, and on December 13, 2023, Schneider and Ascendant Capital, appealed the Receivership Order to the United States Court of Appeals for the Second Circuit.37 On December 14, 2023, upon motion by Gentile, Schneider and Ascendant Capital, Chief Judge Brodie temporarily stayed the Receivership Order so that the parties could seek a stay pending appeal from the Second Circuit.38 On December 21, 2023, Gentile, Schneider and Ascendant Capital filed a motion to stay the Receivership Order with the Second Circuit, which the SEC did not oppose.39 The Second Circuit entered its own stay on May 14, 2024.40 34 Notice by SEC, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 170; Notice by GPB, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 171. 35 Memorandum & Order, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 186. 36 Receivership Order, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 187. 37 Notice of Appeal, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 188; Notice of Appeal, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. 191. 38 Order, SEC v. GPB Capital Holdings, LLC, et. al., Case No. 21-cv-00583 (E.D.N.Y.), ECF No. N/A (December 14, 2023). 39 Defendants’ Unopposed Motion to Stay Order Pending Appeal, SEC v. GPB Capital Holdings, LLC, No. 23- 08010 (2d Cir.), ECF No. 18. 40 Order, SEC v. GPB Capital Holdings, LLC, No. 23-08010 (2d Cir.), ECF No. 71. Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 11 of 26 PageID #: 6467

-10- While the appeal of the Receivership Order was pending, the criminal trial of Gentile and Schneider commenced on June 12, 2024. On August 1, 2024, following an eight-week jury trial, Gentile and Schneider were found guilty of securities fraud, conspiracy to commit securities fraud, and conspiracy to commit wire fraud.41 Gentile was also convicted on two counts of wire fraud.42 The sentencing of Gentile and Schneider is currently scheduled for May 9, 2025. 43 On August 30, 2024, in light of the guilty verdicts against Gentile and Schneider, the SEC filed a motion in the Second Circuit requesting that the Court lift the stay of the Receivership Order, which Gentile and Schneider opposed.44 On September 17, 2024, the Second Circuit referred the SEC’s motion to lift the stay to the panel of Second Circuit judges assigned to determine the merits of the appeal and directed expedited oral argument, which was held on November 6, 2024.45 On December 3, 2024, the Second Circuit affirmed the Receivership Order and lifted the stay, thereby requiring the Receiver to implement the receivership pursuant to the Receivership Order.46 41 Jury Verdict, USA v. Gentile, et. al., Case No. 21-cr-00054 (E.D.N.Y.), ECF No. 472; Jury Verdict, USA v. Gentile, et. al., Case No. 21-cr-00054 (E.D.N.Y.), ECF No. 473. 42 USA v. Gentile, et. al., Case No. 21-cr-00054 (E.D.N.Y.), ECF No. 472. 43 Order, USA v. Gentile, et. al., Case No. 21-cr-00054 (E.D.N.Y.) (April 15, 2025) (scheduling sentencing for May 9, 2025). 44 SEC’s Motion to Lift Stay of the Orders Appointing a Receiver, SEC v. GPB Capital Holdings, LLC, No. 23- 08010 (2d Cir.), ECF No. 76; Opposition to Motion, SEC’s Motion to Lift Stay of the Orders Appointing a Receiver, SEC v. GPB Capital Holdings, LLC, No. 23-08010 (2d Cir.), ECF No. 79; Letter Regarding Joining in Support of Opposition, SEC v. GPB Capital Holdings, LLC, No. 23-08010 (2d Cir.), ECF No. 80. 45 Motion Order, SEC’s Motion to Lift Stay of the Orders Appointing a Receiver, SEC v. GPB Capital Holdings, LLC, No. 23-08010 (2d Cir.), ECF No. 82; Motion Order, SEC’s Motion to Lift Stay of the Orders Appointing a Receiver, SEC v. GPB Capital Holdings, LLC, No. 23-08010 (2d Cir.), ECF No. 92. 46 Summary Order and Judgement, SEC’s Motion to Lift Stay of the Orders Appointing a Receiver, SEC v. GPB Capital Holdings, LLC, No. 23-08010 (2d Cir.), ECF No. 93. Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 12 of 26 PageID #: 6468

-11- II. Summary of Operations for the Receiver47 The Receivership began operations on December 3, 2024. In the first quarter of 2025, the Receiver has continued to focus on and prioritize the protection, preservation, and maximization of distributable proceeds for investors, while also successfully and efficiently complying with the provisions of the Receivership Order. This includes adhering to provisions related to, among other things, accounting, banking, insurance, asset control, litigation management, and the preparation of a distribution plan. The following is a non-exhaustive summary of the actions taken by the Receiver between January 1, 2025, and March 31, 2025: 1) Prepared and filed the proposed Distribution Plan, which outlined the structure for making Initial Distributions of Receivership Assets to Claimants of the Receivership Estate, totaling no more than $400,000,000, to expedite the return of money to investors in the managed funds of GPB Capital. The plan also detailed the structure for making Subsequent Distributions of Receivership Assets from time to time to Claimants of the Receivership Estate. 2) Responded to objections to the proposed Distribution Plan from Gentile, Schneider, Ascendant Capital, and AAS, as well as from non-parties DJ Partners, LLC, Axiom Capital Management Inc., B9 Hyatt Ave Owner Urban Renewal, LLC (“B9”), and Osaic Wealth, Inc. On April 8, 2025, the Court granted the Receiver’s motion seeking approval of the Distribution Plan and denied all of the objections. 47 Unless otherwise indicated, capitalized terms not defined in this Second Status Report have the meaning given to such terms in the Distribution Plan. Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 13 of 26 PageID #: 6469

-12- 3) Prepared and submitted to the SEC the Form ADV for GPB Capital, ensuring full compliance with federal regulatory requirements and timely disclosure of key information regarding the Receivership Estate’s operations. 4) Managed the end-to-end preparation and filing of annual 10-K reports for Automotive Portfolio and Holdings II, incorporating updated legal disclosures to ensure SEC compliance and maintain transparency. 5) Completed K-1 distribution obligations for all GPB-managed partnerships, with the exception of Holdings II, which remains estimated, ensuring timely and accurate tax reporting. 6) Filed Stay Notices in approximately 30 courts, arbitration panels, and administrative bodies nationwide following the reinstatement of the Receivership Order to safeguard Receivership Assets and continue to pursue settlements where appropriate. 7) Managed the successful $772,000 sale of the retail space at 211 Schermerhorn Street, Brooklyn, New York, the sole remaining asset of GPB NYC Development LP, effectively liquidating a significant Receivership Asset and advancing the Receivership Estate’s winddown strategy. 8) Resolved an escrow holdback related to Holdings II’s prior sale of Health Prime International, LLC, securing $700,000 for the Receivership Estate and enhancing the Receivership Estate's liquidity to support ongoing distribution efforts. 9) Recovered $500,000 from a transaction escrow holdback associated with Experience Care, LLC, strengthening the Receivership Estate’s financial position and contributing to its overall asset recovery objectives. Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 14 of 26 PageID #: 6470

-13- 10) Saved over $2.5 million in costs by reducing management fees for fiscal year 2025 compared to 2024, improving operational efficiency and preserving Receivership Assets. 11) Negotiated with insurance providers to reduce the required letter of credit related to a former portfolio company’s employee retirement plan, resulting in a $900,000 savings. 12) Partially liquidated QT Imaging Holdings Inc. shares for $181,000 on behalf of Holdings I, successfully converting illiquid assets into cash. 13) Reduced annual payroll expenses by over $600,000 through the strategic elimination of three employee positions, thereby improving cost efficiency. 14) Streamlined the Receivership Estate’s budget by reducing recurring operational expenses, including office costs, IT utilization, and insurance premiums, resulting in a more efficient cost structure. 15) Made payments from Receivership Assets for expenses necessary to preserve and administer the Receivership Estate, in accordance with the Receivership Order. 16) Engaged and compensated various agents and professionals (collectively, “Retained Personnel”) to assist in the Receiver’s duties and responsibilities, in accordance with the Receivership Order. See Exhibit A – Detailed Schedule of Receipts and Disbursements for more details. 17) Retained and paid Ordinary Course Professionals (“OCPs”) and other professionals in accordance with the Receivership Order. See Exhibit B – List of Payments to OCPs for more details. 18) Implemented an OCP billing and review process. 19) Implemented a formal approval process for actions governed by the Receivership Order. Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 15 of 26 PageID #: 6471

-14- 20) Established a procedure for the transfer of investor shares in GPB managed funds as a result of settlements with brokers and other registered investment advisors. 21) Reconstituted the Board of Directors for AIF by replacing existing directors to ensure sound governance and oversight of the Receivership Entities. 22) Managed existing litigation and claims against the Receivership Entities and Assets. 23) Initiated or maintained all necessary legal actions involving the Receivership Entities and/or Assets. 24) Updated and aligned insurance policies for the Receivership Estate, Entities, and/or Assets with Receivership requirements, maintaining adequate coverage to protect assets and support operational continuity. 25) Consulted with interested parties, including the SEC and relevant State Attorneys General, on matters concerning the Receivership Estate. 26) Partnered with the Claims Agent48 to develop and maintain an investor website featuring updated FAQs, court dockets, and key documents, while continuing to inform investors about Receivership plans and objectives. 48 The Claims Agent is Epiq Corporate Restructuring, LLC. Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 16 of 26 PageID #: 6472

-15- III. Snapshot of Certain Asset and Expense Balances As of March 31, 2025, the amount and nature of balances for cash on hand, unencumbered funds, and accrued administrative expenses are as follows: A. Cash on Hand Cash on hand represents the portion of Receivership Assets held in cash and cash equivalents. As of March 31, 2025, the total amount of cash on hand is $1,118,825,845.49 B. Unencumbered Funds Unencumbered funds refer to assets that are not subject to any claims, liens, or obligations. As of March 31, 2025, there are no unencumbered funds as all Receivership Assets are currently subject to investor and creditor claims. C. Accrued Administrative Expenses Accrued administrative expenses for the Receivership Estate includes costs associated with the management, preservation, and liquidation of the Receivership Entities and Assets. These expenses encompass legal fees, accounting services, administrative support, and other costs 49 Cash reported at Receivership Entities does not include cash at portfolio companies or non-reporting entities of approx. $6.9 million. No. Item Balance as of 3/31/2025 1 Cash on Hand $ 1,118,825,845 2 Unencumbered Funds $ - 3 Accrued Administrative Expenses $ 15,954,398 Table 1 - Snapshot of Certain Asset and Expense Balances Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 17 of 26 PageID #: 6473

-16- necessary to support the Receivership Estate. This total includes the legal fee advancement obligations of GPB related to ongoing criminal and civil proceedings. As seen in Exhibit C – Accrual Summary, as of March 31, 2025, the total accrued administrative expenses amount to $15,954,398. IV. Overview of Receipts and Disbursements In accordance with the requirements set forth in the Receivership Order, the following section provides an overview of the Receivership’s receipts and disbursements during the reporting period. As detailed in Table 2 – Summary of Receipts and Disbursements, the Receivership Estate had total receipts of $12.9 million and total disbursements of $8.8 million for the reporting period. A comprehensive schedule of all receipts and disbursements made by the Receiver during the reporting period is attached as Exhibit A – Detailed Schedule of Receipts and Disbursements. Additionally, a record of the payments made to OCPs during the reporting period is included as Exhibit B – List of Payments to OCPs. Item Quarter (1/1 - 3/31/2025) Receivership Duration (12/3/2024 - 3/31/2025) Beginning Cash Balance $ 1,114,634,079 $ 1,116,709,590 Total Receipts 12,975,890 17,376,057 (Total Disbursements) (8,784,124) (15,259,802) Ending Cash Balance $ 1,118,825,845 $ 1,118,825,845 Table 2 - Summary of Receipts and Disbursements Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 18 of 26 PageID #: 6474

Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 19 of 26 PageID #: 6475

V. Overview of Receivership Assets

The Receiver has conducted a thorough review and assessment of all assets held by the Receivership Entities. This section provides a description of all known Receivership Assets. The assets encompass various categories such as cash, investments, real estate holdings, and other tangible and intangible assets.

As shown below, **Table 3 – Summary of All Known Receivership Assets**[50] provides an overview of Receivership Assets as of March 31, 2025:

Table 3 - Summary of All Known Receivership Assets			
No.	**Asset**	**Estimated and Unaudited Value as of March 31, 2025**	
1	Cash on Hand - Receivership Entities	$	1,118,825,845
2	Cash on Hand - Portfolio Companies	$	6,883,338
3	Debt Investments		Undisclosed
4	Equity Investments		Undisclosed
5	Escrow Proceeds	$	13,144,758

A. Cash on Hand

As of March 31, 2025, and as described above, the Receivership Estate holds significant cash assets across various funds and portfolio companies. The total cash on hand across all these entities amounts to $1,118,825,845 at Receivership Entities and $6,883,338 at portfolio companies and non-reporting entities, totaling $1,125,709,183.

---

[50] Total Receivership Assets do not include the estimated and unaudited values of assets intended for future sale. This exclusion is made to preserve flexibility in potential negotiations and value maximization strategies for the Receivership Estate.

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Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 20 of 26 PageID #: 6476

B. Debt Investments

The Receivership Estate holds an unsecured debt investment in real estate located in Tampa, Florida. This asset is intended for future sale and, therefore, its estimated and unaudited value is not disclosed at this time to maintain flexibility in negotiations and to support value maximization strategies for the Receivership Estate and investors.

C. Equity Investments

The Receivership Estate holds the remaining portfolio of GPB's majority and minority equity investments, primarily in the real estate, healthcare, and hospitality industries. These assets are intended for future sale, and therefore, their estimated and unaudited value are not disclosed at this time to maintain flexibility in negotiations and to support value maximization strategies for the Receivership Estate and investors.

The list of equity investments held as of March 31, 2025, is presented below in **Table 4 – List of Equity Investments**:

Table 4 - List of Equity Investments

No.	Investment Holder	Asset Type	Investment Description
1	GPB Holdings II, LP	Minority Equity Investment	Hotel Internet Services
2	GPB Automotive Portfolio, LP	Majority Equity Investment	Real Estate - Watertown, NY
3	GPB Holdings II, LP	Minority Equity Investment	Guided Therapeutic
4	GPB Holdings, LP	Minority Equity Investment	QT Imaging (partially liquidated)
5	GPB Holdings II, LP	Minority Equity Investment	Theragen

-18-

-19- D. Escrow Proceeds The Receivership Estate holds escrow accounts for three Receivership Entities, with a total cash balance of $13,144,758, restricted for specific purposes. Table 5 – List of Escrow Proceeds below provides a detailed list of the escrow proceeds associated with each of the Receivership Entities. VI. Summary of Liquidated and Unliquidated Claims The Receivership Estate is actively managing unliquidated claims, with no liquidated claims currently in existence. Unliquidated claims involve amounts that are yet to be determined and often require further legal action or negotiation. The Receiver is diligently working to assess, resolve, and recover on these claims to maximize the Receivership Estate’s value for the benefit of investors, creditors and other stakeholders. No. Asset Holder Balance as of March 31, 2025 1 GPB Holdings II, LP $ 11,672,008 2 GPB Cold Storage, LP 1,422,750 3 GPB Armada Waste Management, LP - 4 GPB NYC Development, LP 50,000 Total $ 13,144,758 Table 5 - List of Escrow Proceeds Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 21 of 26 PageID #: 6477

-20- A summary of unliquidated claims held by the Receivership Estate is shown below.51 VII. Receiver’s Recommendation for Continuation of Receivership In light of the Court’s decision approving the Distribution Plan and the current activities of the Receivership Estate, including ongoing asset recovery efforts, pending and anticipated legal actions, the management of claims, and the return of funds to investors, the Receiver recommends that the Receivership continue. Maintaining the Receivership will allow for the orderly administration of the Receivership Estate, maximization of the value of assets, and fair treatment of investors, creditors, and other stakeholders. Continuation of the Receivership is therefore essential for the effective resolution of these outstanding issues, the implementation of the Distribution Plan, and the best possible outcome for the Receivership Estate and investors. 51 The estimated value of unliquidated claims is not disclosed in this Report as the amounts are yet to be determined and are subject to ongoing legal review, negotiation, and resolution. No. Receivership Entity Claim Description Estimated and Unaudited Value as of March 31, 2025 1 GPB Automotive Portfolio, LP Dibre Litigation 2 GPB Automotive Portfolio, LP J. Magnone Litigation 3 GPB Armada Waste Management, LP Employee Retention Credit - Armada 4 GPB Holdings II, LP Aliantza Litigation 5 GPB Holdings II, LP Health Right Litigation 6 GPB Holdings II, LP Reps and Warranty Claim - Health Prime 7 GPB Holdings, LP Dibre Litigation Table 6 - Summary of Unliquidated Claims TBD Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 22 of 26 PageID #: 6478

-21- VIII. Conclusion WHEREFORE, Joseph T. Gardemal III, as Court-Appointed Receiver, respectfully submits this Second Status Report. Dated: April 21, 2025 Washington, D.C. Respectfully submitted, __________________________ Joseph T. Gardemal III, Receiver Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 23 of 26 PageID #: 6479

Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 24 of 26 PageID #: 6480

Exhibit A

Detailed Schedule of Receipts and Disbursements

For the Quarter-Ended March 31, 2025, and Cumulative Totals Since December 3, 2024

Item		Quarter (1/1 - 3/31/2025)		Cumulative for Receivership Estate
Cash Receipts				
Interest Income	$	11,597,490	$	15,997,657
Portfolio Company Contributions		1,378,400		1,378,400
Total Cash Receipts	**$**	**12,975,890**	**$**	**17,376,057**
Cash Disbursements				
Indemnification expenses - paid to vendors	$	(4,760,246)	$	(9,090,352)
Receiver expense - paid to vendors		-		(1,452,536)
Payroll		(2,617,738)		(2,986,202)
Other Expenses		(1,133,567)		(1,319,345)
Other Legal Expenses		(272,573)		(411,367)
Total Cash Disbursements	**$**	**(8,784,124)**	**$**	**(15,259,802)**
Beginning Fund Bank Cash Balance [1)]	**$**	**1,114,634,079**	**$**	**1,116,709,590**
Net Cash Flow		4,191,766		2,116,255
Ending Bank Cash Balance [1)]	**$**	**1,118,825,845**	**$**	**1,118,825,845**

1) Reflects the bank cash balance (excluding check float) of the Receivership Entities, excluding cash held at portfolio companies and legal entities not 100% owned by the Receivership Entities, totaling approximately $6.9 million, as well as cash held by the special limited partnerships (SLPs). The Receiver is in the process of identifying and gaining control over bank accounts allegedly held by certain SLPs. It is understood that, if these accounts still exist, they have had minimal activity and are expected to hold little to no funds.

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Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 25 of 26 PageID #: 6481

Exhibit B

Payments to Ordinary Course Professionals[52]

For the Quarter-Ended March 31, 2025, and Cumulative Totals Since December 3, 2024

Ordinary Course Professional	Quarter (1/1 - 3/31/2025)	Cumulative for Receivership Estate
Automatic Data Processing, Inc.	$ 64,798	$ 64,798
Allen Overy Shearman Sterling US LLP	4,995	4,995
Baker Tilly International Ltd.	14,625	14,625
Calderwood	44,377	44,377
Cole-Frieman & Mallon LLP	650	4,394
Crowe LLP	2,500	2,500
Epiq Corporate Restructuring LLC	-	7,702
Grant Thornton LLP	17,828	30,641
Herrick Feinstein LLP	3,374	7,973
Heyman Enerio Gattuso & Hirzel LLP	4,415	64,249
Hunton Andrews Kurth LLP	233,725	256,009
Mayer Brown LLP	-	2,559,470
Maples Fund Services (Cayman) Limited	126,440	126,440
McConnell Valdes LLC	825	4,853
McGuireWoods LLP	-	70,652
Morgan, Lewis & Bockius, LLP	44,667	259,869
Mourant Ozannes (Cayman) LLP	12,408	19,035
Pardo Jackson Gainsburg & Shelowitz, PL	1,529	1,529
Paychex, Inc	1,399	1,691
Potter Anderson & Corroon LLP	677	677
Reeves & Brightwell LLP	2,246	2,961
SGC Associates LLP	5,000	5,000
Toppan Merrill LLC	-	1,140
TransPerfect Legal Solutions	133,520	133,520
Vistra Group Holdings S.A.	630,864	636,836
Quattlebaum, Grooms & Tull PLLC	10,016	10,016
Walkers (Cayman) LLP	17,626	18,635
Total	**$ 1,378,501**	**$ 4,354,586**

52 Payments to Hunton Andrews Kurth LLP and TransPerfect Legal Solutions relate to services rendered prior to the commencement of the receivership. In accordance with the Receivership Order, payments to Automatic Data Processing, Inc., Maples Fund Services Cayman Limited, and Vistra Group Holdings S.A. were made directly to the respective vendors and not through the fee application process.

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Case 1:21-cv-00583-MKB-VMS Document 274 Filed 04/21/25 Page 26 of 26 PageID #: 6482

Exhibit C

Accrual Summary

Receivership Entity	Audit Fees	Accounting Fees	Consulting Fees	Legal indemnification	Legal - other	Receiver	Admin Fees	Compensation	Taxes	Total
Armada Waste Management, LP	$ -	$ 117,954	$ -	$ 34,845	$ -	$ 39,572	$ -	$ -	$ -	$ **192,371**
GPB Automotive Portfolio, LP	420,000	393,225	-	2,127,370	161,556	2,451,945	-	-	-	**5,554,095**
GPB Capital Holdings, LLC	-	-	-	2,102,526	15,882	204,017	-	-	-	**2,322,424**
GPB Cold Storage, LP	-	98,250	-	329,627	-	381,718	-	-	-	**809,594**
GPB Holdings II, LP	794,750	786,450	-	2,170,403	118,076	2,517,567	-	-	-	**6,387,246**
GPB Holdings, LP	-	131,593	-	-	428,692	-	-	-	-	**560,285**
GPB NYC Development, LP	-	110,058	-	8,576	-	9,748	-	-	-	**128,382**
Highline Management Inc.	-	-	-	-	-	-	-	-	-	**-**
Total	**$ 1,214,750**	**$ 1,637,530**	**$ -**	**$ 6,773,347**	**$ 724,206**	**$ 5,604,566**	**$ -**	**$ -**	**$ -**	**$ 15,954,398**

-24-